Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s fourth quarter and fiscal 2014 financial results conference call.  At this time, all participants are in a listen only mode.  At the conclusion of today’s conference call, instructions will be given for the question and answer session.  If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Wednesday, February 11, 2015.  I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations.  Leanne, please go ahead.

Introduction:  Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ fourth quarter and fiscal 2014 financial results conference call.  I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.Joining us today from Taiwan are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.In addition, any projections as to the Company’s future performance represent management’s estimates as of today, February 11, 2015.  Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details.  Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne. Welcome everyone, and thank you for joining us today.

Diodes once again achieved another year of solid results with record revenue and gross profit driving the highest net income and earnings per share since 2010. 2014 concluded Diodes’ 24th consecutive year of profitability.  Gross margin increased 230 basis points over 2013, while operating expenses as a percentage of revenue decreased 200 basis points. Together, these factors resulted in GAAP net income increasing by $37 million, or more than double 2013, and non-GAAP net income improving by $20 million, or 40 percent.

BCD’s margins improved from 2013 to 2014, but still impacted our gross margin by approximately 160 basis points in 2014 as compared to approximately 120 basis points in 2013. Margins for Diodes without BCD more than offset this impact as we continue to make progress with loading and performance improvements at our manufacturing facilities and expect utilization to gradually improve our margins over time, especially as we further ramp BCD’s fabs and transition the manufacturing in our Chengdu assembly-test facility from pilot-line to full production mode in second half this year.

Also during the year, we strengthened our balance sheet by reducing long-term debt by approximately $42 million. When combined with our reduced capital expenditures of 6.6 percent of revenue for the year, we generated approximately $76 million of free cash flow in 2014.

Overall, I’m very pleased with our significant progress and continued efforts in 2014 toward achieving our target operating model of 35 percent gross margin and 20 percent combined SG&A and R&D, and we expect to make additional progress in 2015. In support of these goals, we remain focused on generating profitable growth by further refining product mix to maximize gross profit and to deliver increased earnings and cash flow.

With that, I will now turn the call over to Rick to discuss our fourth quarter financial results as well as first quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the full year 2014 increased 7.7 percent to a record $890.7 million from $826.8 million in 2013. For the fourth quarter of 2014, revenue was $223.7 million, an increase of 6.0 percent from the $211.0 million in the fourth quarter 2013, and a decrease of 4.3 percent from the $233.8 million in the third quarter 2014. Revenue was down sequentially primarily due to normal seasonality.

Gross profit for the full year 2014 was a record $277.3 million, or 31.1 percent of revenue, compared to $237.8 million, or 28.8 percent of revenue in 2013. For the fourth quarter 2014, gross profit was $70.7 million, or 31.6 percent of revenue, compared to the fourth quarter 2013 of $60.8 million, or 28.8 percent of revenue, and compared to the third quarter 2014 of $74.7 million, or 32.0 percent of revenue.  Gross profit margin declined sequentially primarily due to lower BCD wafer fab loadings.

GAAP operating expenses for the fourth quarter were $48.6 million, or 21.7 percent of revenue, compared to $52.8 million, or 25.0 percent of revenue in the fourth quarter 2013 and $49.7 million, or 21.3 percent of revenue in the third quarter 2014.

Looking specifically at Selling, General and Administrative expenses, SG&A was approximately $34.2 million for the fourth quarter, or 15.3 percent of revenue, compared to $32.8 million, or 15.6 percent of revenue, in the fourth quarter 2013 and $33.9 million, or 14.5 percent of revenue, in the third quarter of 2014.

Investment in Research and Development for the fourth quarter was approximately $12.6 million, or 5.6 percent of revenue, compared to $12.5 million, or 5.9 percent of revenue, in the fourth quarter 2013 and $13.9 million, or 5.9 percent of revenue, last quarter.

Combined, SG&A plus R&D equaled $46.8 million, or 20.9 percent of revenue, which was down 60 basis points from $45.3 million, or 21.5 percent in the fourth quarter 2013. Versus third quarter, the total was down $1.0 million, but up 50 basis points from 20.4 percent due to the sequential revenue decline.

Total Other Income amounted to $1.2 million for the quarter. We had approximately $1.7 million of currency gains and other income, approximately $300,000 of interest income, and approximately $800,000 of interest expense.

Income Before Taxes and Noncontrolling Interest in the fourth quarter 2014 amounted to $23.2 million, compared to the income of $6.3 million in the fourth quarter 2013, and $26.3 million in the third quarter 2014.

Turning to income taxes, our effective income tax rate for the fourth quarter and full year 2014 was approximately 25.8 percent and 23.7 percent, respectively.

GAAP net income for the full year 2014 was $63.7 million, or $1.31 per diluted share, compared to $26.5 million, or $0.56 per diluted share in 2013. 2014 represented our 24th consecutive year of profitability. The share count used to compute GAAP diluted EPS for 2014 was 48.6 million shares.

Non-GAAP adjusted net income for the year was $70.1 million, or $1.44 per diluted share, which excluded, net of tax, $6.3 million of non-cash acquisition related intangible asset amortization costs, compared to non-GAAP adjusted net income of $50.1 million, or $1.05 per diluted share, in the prior year.

GAAP net income for the fourth quarter 2014 was $16.7 million, or $0.34 per diluted share, compared to fourth quarter 2013 of $6.2 million, or $0.13 per diluted share, and third quarter 2014 of $19.4 million, or $0.40 per diluted share. The share count used to compute GAAP diluted EPS for the fourth quarter 2014 was 48.7 million shares.

Fourth quarter non-GAAP adjusted net income was $18.3 million, or $0.38 per diluted share, which excluded, net of tax, $1.6 million of non-cash acquisition related intangible asset amortization costs.  This compares to non-GAAP adjusted net income of $11.3 million, or $0.24 per diluted share, in the fourth quarter 2013 and $21.2 million, or $0.43 per diluted share, in the third quarter 2014.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details.  Included in the fourth quarter and full year 2014 GAAP and non-GAAP adjusted net income was approximately

$2.4 million and $9.2 million, respectively, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share in the fourth quarter and $0.19 for the full year.

Cash flow generated from operations for the full year 2014 was $134.3 million and $26.9 million for the fourth quarter.

Free cash flow for 2014 was $76.5 million, which included approximately $58.9 million of capital expenditures.  Free cash flow was $6.3 million for the fourth quarter, which included $16.6 million of capital expenditures and a $7.1 million reduction in inventory.

Net cash flow for the year was a positive $46.4 million, which includes the pay-down of approximately $42.7 million of long-term debt. Fourth quarter net cash flow was a positive $6.2 million, including the pay-down of approximately $6.8 million of long-term debt.

Turning to the balance sheet, at the end of the fourth quarter, cash and cash equivalents totaled approximately $255 million, including $12 million in short-term investments. Working capital was approximately $538 million compared to $493 million for 2013.

At the end of the fourth quarter, inventory decreased by $7 million to approximately $182 million, compared to approximately $189 million at the end of the third quarter 2014.  Inventory in the quarter reflects a $3.3 million decrease in work-in-process, a $2 million decrease in finished goods, and a $1.7 million decrease in raw materials.  Inventory days were 112 in the fourth quarter, compared to 108 days last quarter.

At the end of the fourth quarter, Accounts Receivable was approximately $188 million, down over $5 million from the third quarter.  A/R days were 79, compared to 75 last quarter.

Our long term debt totaled approximately $140.8 million, down $6.7 million from the third quarter and down $42 million for the year.

Capital expenditures on an accrual basis for 2014 totaled $58.9 million, or 6.6 percent of revenue.  This is below the mid-point of our reduced CapEx spending target of 5 to 9 percent of revenue due to the delay of the receipt of some assembly-test equipment into 2015 which may push 2015 CapEx into the upper end of our target range. Fourth quarter capital expenditures were $16.6 million, or 7.4 percent of revenue.

Depreciation and amortization expense for the fourth quarter was $19.5 million, and $73.6 million for the year.

Now, turning to our Outlook…

For the first quarter of 2015, we expect revenue to range between $206 million and $220 million, or down 1.6 percent to 7.9 percent sequentially due to normal seasonality combined with the currency impact from a stronger U.S. dollar. We expect gross margin to be 30.5 percent, plus or minus 2 percent. Operating expenses are expected to be approximately 23.2 percent of revenue, plus or minus 1 percent. We expect our income tax rate to be 28 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 49.0 million.

One final comment before turning the call over to Mark….starting this quarter, we will no longer be providing mid-quarter guidance updates. Our business has grown in size and is now sufficiently diverse across markets and customers that we believe a mid-quarter update is no longer necessary.  In fact, in our last eight mid-quarter guidance updates, on a revenue basis, we either maintained or narrowed to the middle of the range in seven of them and raised the guidance in the one when we purchased BCD.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

Revenue in the fourth quarter was down 4.3 percent sequentially primarily due to seasonality across our end markets as well as weakness in Europe coming off a strong Q3. OEM sales were down 3.6 percent, while distributor POP and POS were down 4.7 percent and 5.4 percent, respectively. Distributor inventory was up 1.3 percent and remained in line.

Turning to Global Sales, Asia represented 81 percent of revenue, North America 10 percent and Europe 9 percent.

In terms of our end markets, consumer represented 34 percent of revenue, communications 22, computing 20, industrial also 20 percent, and automotive was 4 percent. The computing market experienced the largest decline in the quarter, while on the positive side, the industrial market was supported by new business in solar, communications was solid at specific customers, and automotive maintained momentum going into 2015.

Customer activity level remained strong in all regions and product lines, with a growing number of design wins across our end markets.  Q4 was a record quarter for our MOSFET products, while we also saw solid performance from our load switches, logic and SBR products. Diodes once again built upon its broad-based product offering by developing and launching products for diverse high volume, high growth market segments and customer applications.

Let me know talk about our business in more detail within each of our end markets. And unlike past quarters, I’m going to talk about product updates across discrete, analog and logic within each of our target end markets rather than separately.

Let me start with the consumer market… in Q4 Diodes launched a number of discrete products for high volume TV and monitor power supply applications. Our new proprietary Trench SBR technology yielded products targeted at TV power applications, providing designers with a Schottky rectifier alternatives that helps meet higher energy efficiency requirements and space constraints. This proprietary Trench SBR technology enables Diodes to produce rectifiers achieving application-specific blends of ultra-low forward voltage and low leakage.

Also further expanding our analog content in the consumer market, we released a family of 4A and 5A adaptive constant on-time synchronous buck converters for low output voltage power regulation in large consumer electronics such as digital TVs and monitors. These devices have attracted very favorable early market attention from a wide range of TV suppliers who are currently running system tests with these recently released products.   Our focus in the large scale consumer products space resulted in more than 10 significant design wins across several product lines, including class-D audio amplifiers, voltage references, low dropout regulators and load switches.

In addition, we released a family of PWM controllers designed to improve operating efficiency and significantly reduce no-load losses in offline AC-DC converters.

In the communications market and specific for the portable device market, Diodes launched products from a number of families highlighted by the release of a secondary-side Active/Synchronous Rectification Controller, which is ideal for quick charge applications such as USB Power Delivery.   Addressing portables further, we expanded our TVS portfolio with a range of devices for battery quick-chargers that require special high surge protection against in-rush current, as well as a range of Schottky diodes in tiny Chip Scale Packages for space-constrained portable applications. Also in the communications market, we had major designs wins in WiFi modules, routers and repeaters leveraging our DC to DC converters, load switches, and voltage references.

In the computing space, we also saw strong design-in activity led by multiple Logic wins in tablets, notebooks as well as continued momentum in load switches and MOSFET products.

Now turning to the industrial end market where efficient power management is critical, Diodes launched a series of industrial MOSFETs with a breakdown voltage range of 100 volts to 250 volts, and the first in a new series of power factor correction (PFC) diodes using proprietary Diodes process technology.

We also continued to expand our portfolio in support of our LED lighting strategy, including a constant-current LED driver targeted at LED signage, strip lighting and low-current retrofit lamps. We also saw an uptick in activity and notable design wins for hall sensors in door locks, brushless DC fans, and e-meters and significant ramp in revenue for our proprietary solar diode.

And finally in the automotive market, Diodes capitalized on its recent gains by launching automotive qualified devices from its MOSFET, BJT, and TVS product families. Most significant were the first products in a range of 175 degree C MOSFETs designed specifically for ruggedness and high temperature to meet the demands of under-hood operation. Utilizing Diodes recently established shielded gate MOSFET process, these devices are well-suited for driving automotive inductive loads, such as DC motors and relays. Also launched in Q4 were the first devices in a series of Automotive grade LIN and CAN bus protection TVS devices. Our LED drivers also saw increased acceptance with headlamp, running lights, and interior lighting socket wins.

In summary, Diodes once again achieved another year of solid results with continued gross margin improvement as well as record revenue and gross profit. It was also a record year for new product introductions and design wins across our end markets.  As we look forward, we remain focused on further advancing our process technology and investment in chip scale packaging, in support of our focus on the portable space and future application opportunities. We also continue to place a strong emphasis on the automotive market, where we have gained strong momentum going into the new year. In conclusion, we have a robust pipeline of new products and design wins and are well positioned to support our near-term and future growth, both with the addition of BCD’s facilities and the ramp up of Chengdu for back-end assembly.

With that, I’ll open the floor to questions - Operator?

Upon Completion of the Q&A…

Dr. Lu:  Thank you for your participation today. Operator, you may now disconnect.

Diodes 4Q 2014 EARNINGS CALL

QUESTION AND ANSWER

Operator

(Operator Instructions)

The first question comes from Steve Smigie from Raymond James.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Great, thanks a lot guys. I appreciate the opportunity to ask questions. Dr. Lu, congratulations on a solid 2014. As you look out to 2015, can you talk a little bit about whether you think you can see a growth for 2015 that's roughly similar to 2014? Say maybe a high single digit type growth? Just curious if that would make sense?

Keh-Shew Lu - Diodes Incorporated - President & CEO

Steve, thank you for the comment. I believe 2015, it will be similar to 2014. Look at the trend, look at the comparison, I think 2015 will be another strong year for us, especially as we will focus on the profitable growth, which is -- I have been focused on gross profit. It's very important for us. So if you look at 2014 versus 2013, we have 16.6% growth, between -- [after] gross profit, and we're hoping 2015 has another improvement, a strong improvement, at the gross profit area.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Great, thanks. And just to follow up on your gross margin comments. I know you guys focus on gross profit dollars. But just for our modeling purposes, as we think about gross margin percentage, would it be fair to assume that Q1 is probably the bottom here for the year? And then, you should have pretty good tail winds, as you mix in more of the auto and industrial into 2015, for the gross margin percentage?

Keh-Shew Lu - Diodes Incorporated - President & CEO

The answer is yes. And it is because our -- right now, I think during the speech, I mentioned about our BCD fab, which is a Shanghai fab, we acquired from BCD. And they are ramping up on the fab 2, and they offloaded some of the fab 1 loading to fab 2. So due to that, both fab 1 and fab 2 is under-loaded right now. And we -- all our new products is really designed, used in fab 2. At the same time, we tried to bring some of the wafer loading from outside to the fab 2.

For example, some of our SBR loading right now outside, we tried to adapt the process, and qualify that process, and move from outside loading to the fab 2. And we believe, it will be somewhere around probably second half of this year, our -- it's a fab 2 should be started to ramp for the SBR requirement. And so -- and at the same time, we tried to see, maybe, we can put up an eight inch fab in the -- eight inch equipment in the fab 2. And all those efforts should be improved, sfab 2 loading, at the same time sfab 1 loading should be, gradually improved back.

And from there, I think we should expect 1Q will be the lowest one. And then for all of the loading improvement for the BCD fab should start to improve. So the answer is yes, and we still focus on the gross profit improvement.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Great, thank you very much. And if I could just sneak one more in. Rick, I was [hoping] if you could give a little bit of color on what you think tax rate might look like this year. So 28% for Q1. Would it stay at that level? Or do you get some improvement going forward? And does that include the benefit of the tax credit?

Rick White - Diodes Incorporated - CFO

Yes. I think the Q1 number of 28% is probably the high. I think we'll probably end up being somewhere around where we were in 2014.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Okay. And that doesn't include the R&D tax (inaudible) that came back in? So like end of the year next year, you'd maybe see a benefit in that quarter as an additional benefit, right?

Rick White - Diodes Incorporated - CFO

Right.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Thank you very much.

Keh-Shew Lu - Diodes Incorporated - President & CEO

Thank you.

Operator

The next question comes from Christopher Longiaru from Sidoti & Company.

Christopher Longiaru - Sidoti & Company - Analyst

Hi guys, I'll echo my congratulations, great year.

Keh-Shew Lu - Diodes Incorporated - President & CEO

Thank you.

Christopher Longiaru - Sidoti & Company - Analyst

So just piggybacking on some of what you just said, could you guys comment on what your utilization was in the quarter? And specifically, what it was at fab 2?

Keh-Shew Lu - Diodes Incorporated - President & CEO

The fab 2 is about 50%, right?

Rick White - Diodes Incorporated - CFO

Yes, hang on a second. Let me -- yes, so in the fourth quarter, fab 2 was about 50%, which is basically what it was in the third quarter.

Christopher Longiaru - Sidoti & Company - Analyst

And as you bring more of BCD in house, how does that look as you exit 2015? What is your expectation there?

Keh-Shew Lu - Diodes Incorporated - President & CEO

Okay, so we are taking two actions. One is try to develop and qualify the SBR technology or process, into sfab 2. And we believe we should be able to bring everything -- or bring in the planner SBR into sfab 2, about probably second half. Okay, we are targeting the June/July time frame.

Christopher Longiaru - Sidoti & Company - Analyst

Okay.

Keh-Shew Lu - Diodes Incorporated - President & CEO

That action, it should be -- give us probably improved outlook. I won't say -- I was hoping somewhere around improved another 10% to 20% loading, okay? When we finish the year. But at the same time, our new product will be starting to ramp, and that will be helping improvement, too. And then the third one, the second technology development is, we are looking at putting the eight inch capacity of capability inside sfab 2. And -- but that will take a while.

That one is really trying to fully loaded Sfab in 2016. Because it will probably take 1 year to get equipment, develop the process, and -- or install the equipment, prepare for [some] process, okay? And so we were hoping that one would be start to impact the loading, probably next year. First half of next year, we should start to impact the loading.

Christopher Longiaru - Sidoti & Company - Analyst

That's very helpful.

Keh-Shew Lu - Diodes Incorporated - President & CEO

Okay.

Christopher Longiaru - Sidoti & Company - Analyst

My other question is just, on the operating expenses for the year, still kind of 22%, 24% of revenue is where you guys expect to be?

Keh-Shew Lu - Diodes Incorporated - President & CEO

For this year? 2015?

Christopher Longiaru - Sidoti & Company - Analyst

For 2015.

Keh-Shew Lu - Diodes Incorporated - President & CEO

I think we should be, if the revenue going up, you know the way we did, right?

Christopher Longiaru - Sidoti & Company - Analyst

Yes.

Keh-Shew Lu - Diodes Incorporated - President & CEO

Remember the revenue going up, we are holding up the R&D and SG&A, so as a percent, will improve. And if you look at from 2014 -- 2013 improvement to 2014, we significantly improved that operational expense. And we will continue that kind of effort. So it depends on how much revenue growth in 2015. If we are able to achieve another year similar to the growth of 2013 to 2014, then we should be able to similarly decrease significantly of operational cost.

Christopher Longiaru - Sidoti & Company - Analyst

All right, that's all for me, guys. Thank you.

Keh-Shew Lu - Diodes Incorporated - President & CEO

Thank you.

Operator

The next question comes from Gary Mobley from The Benchmark Company.

Gary Mobley - The Benchmark Company - Analyst

Hi guys, good morning to you. Did you say, Rick, that you had the currency gains in the quarter of $1.7 million?

Rick White - Diodes Incorporated - CFO

No, that was currency gains plus other income, including interest expense. Let me see here. I can tell you how much the currency gains were.

Gary Mobley - The Benchmark Company - Analyst

The point of my question is, is that I'm sure that you're translating less US dollars from Taiwan in Asia. And I'm just curious to know how much of a headwind that created for the revenue, versus when you guided the revenue initially? And are you going to hit a one-for-one offset, with currency hedging, from the top line, to a gain in the OpEx line?

Rick White - Diodes Incorporated - CFO

The major impact was not in the Taiwan dollar, or the China currency. It was mainly in the Euro and the pound. And basically, we have a natural hedge in Europe, because we have a lot of expenses in our wafer fab that are in local currency. So if you look at the way it works, you would have some headwind on revenue, but you'd also make it up on cost of goods. The other income line is based on the translation of your local currency balance sheet into dollars. And so it really depends on how much local currency cash, and receivables and things, that you have. So it can vary. But from a P&L standpoint -- from a revenue standpoint, it was a headwind. From a P&L standpoint, it wasn't that much of a headwind at the bottom line.

Gary Mobley - The Benchmark Company - Analyst

Then neutral to the bottom line. But nevertheless, maybe it was coming toward the high end of your revenue guide, you wouldn't have had that currency headwind. Is that a fair way to think about it?

Rick White - Diodes Incorporated - CFO

I think so. The currency caused us some problems, but we were able to hit our guidance. So without that currency headwind, we would have been a little higher. (laughter)

Gary Mobley - The Benchmark Company - Analyst

Sure.

Keh-Shew Lu - Diodes Incorporated - President & CEO

So you're right. Okay? We tried very hard to get to the guidance, and we are able to do it.

Rick White - Diodes Incorporated - CFO

Yes. So basically, currency is just one of the issues we have. So we don't look at currency as that much of a significant factor, overall. We just try and hit our guidance, no matter what the currency.

Gary Mobley - The Benchmark Company - Analyst

Okay, all right, good enough. All right. Dr. Lu, when you and I met at the consumer electronics show, I think one of the items that you were talking about was growth and profitability, and trying to draw a distinction between prior commentary about profitable growth. And I think the implication is, is that the idea is to grow the mix of higher margin business, in particular, auto. So can you share with us what auto was at the end of the fourth quarter? If I'm not mistaken, it was probably, what, 4%? And what anticipated going to, by the time we exit 2015? And how this emphasis on higher margin business shapes your CapEx outlook for the 2015 time frame?

Keh-Shew Lu - Diodes Incorporated - President & CEO

Yes, I think you can see two areas, not just automotive. Industrial and automotive. Those are two areas you can see as a percent of revenue is increased in 2014, okay? And automotive actually, in 2013, is about 3% of our revenue, and 2014 is 4%. You might say 3% to 4% is not that big, but our revenue is growing up, too. And as a percent, is growing up. So you can see automotive is growing faster than our average growth on the revenue. Industrial is similar.

If you -- now, industrial and computing is almost the same, 20%. And so this is what we have been working on is, if you remember, I always talk about our mix. We improved the mix, because we are focused more on the industrial and automotive areas. And we'll continue that effort. And you remember back to 2013, I formed automotive BU. And the whole purpose is, try to focus more on automotive business. So if you ask me, in 2015, what would be the automotive? I don't have the full number yet.

But if you see from 3% 2013 to 4% 2014, 2015 should be continue increase, okay? And especially automotive design wins, take it to the revenue, takes a long time. And if we start to focus on 2013, 2015 should be a year of the harvest of our strategy there. And therefore, I believe 2015, we should see a good improvement as a percent of the revenue in 2015. I cannot -- I don't know the number yet, but I believe it will be another strong growth year for automotive business. And at the same time, industrial should be continually improved too.

Gary Mobley - The Benchmark Company - Analyst

All right, that's it for me, thanks guys.

Keh-Shew Lu - Diodes Incorporated - President & CEO

Thank you.

Operator

Your next question comes from Harsh Kumar from Stephens.

Harsh Kumar - Stephens Inc. - Analyst

Hi Dr. Lu -- or actually, a question for Rick, maybe. Rick, as I look at the margins, gross margins, for this March quarter guidance, how much of it do you think was BCD versus FX? I know you said FX wasn't much, and just simply lower revenue. Is there a way we should think about that split?

Keh-Shew Lu - Diodes Incorporated - President & CEO

Why don't you just (inaudible) -- look, we make that statement, 2014 versus 2013, BCD affected us.

Rick White - Diodes Incorporated - CFO

160 versus 120 basis points. It's affecting us, but the revenue decreased, the loading in sfab 2, those are all factors. But I really don't want to split it between the two pieces.

Harsh Kumar - Stephens Inc. - Analyst

Got it. Thanks. If I can ask something else, I look at the OpEx increase, if I did the guidance run through my model, and I think OpEx is going up -- correct me if I'm wrong, if I miscalculated -- almost $3 million sequentially in the March quarter, from the December quarter. First of all, is that a correct number? And then secondly, is the OpEx going to stay elevated here? What's causing it to go up? Or should we moderate and bring it down, as time goes on? And what's happening with the OpEx line?

Rick White - Diodes Incorporated - CFO

So I think there may be a calculation error. If you look at fourth quarter, OpEx was about $48.6 million, 21.7%. And in the first quarter, we said that it's going to be 23.2%, plus or minus. And if you just use that midpoint, that gives you $49.5 million, which is about $700,000, $800,000, $900,000 increase. And that increase is in R&D.

Harsh Kumar - Stephens Inc. - Analyst

Got it, thank you. Thanks for the color. And then, so Dr. Lu, you also mentioned, in your commentary, in the second half, there would be a pilot line in Chengdu that will be going to full production. Could you just elaborate, with respect to, are you starting the ramp in Chengdu? Or is this moving manufacturing around?

Keh-Shew Lu - Diodes Incorporated - President & CEO

We will start to ramp it in Chengdu. I think this quarter, we will get the power completed at the end of this quarter, our power will be completed. And then we'll install the equipment, which, I think Rick mentioned, slightly behind. Some of the equipment came in, but they already -- it should be in this quarter. And we will install the equipment after the power is finished. And then we will do the qualification, do the PCN. And that's why. And then we will start to ramp the Chengdu facility. So that's why we said second half, we will start to ramp. And finish the power this quarter, to move in the equipment, do the qualification, and do the PCN. And start to ramp in the second half.

Harsh Kumar - Stephens Inc. - Analyst

Got it. Thanks, guys. Thank you so much.

Operator

The next question comes from Suji De Silva from Topeka.

Suji De Silva - Topeka Capital Markets - Analyst

Hi guys, congrats on the strong year there. In terms of the gross margin target at 35% that you've outlined, is there a revenue run rate that that hits at? Or if that's not the way you think about it, how much of that can you gap can you close through the manufacturing improvements in BCD and Chengdu? Or mix, versus needing revenue growth, to get there?

Keh-Shew Lu - Diodes Incorporated - President & CEO

Actually, coming from two portions. One is a continued product mix improvement. And that is going to continue. And then we just look at, how do we improve from 2013 to 2014? And we'll continue that movement -- or that improvement. That's one. And that really is a significant one, product mix improvement. The other one is the loading, and our other fab loading is almost there. And we now try to focus more on how to improve the loading from BCD fab, Shanghai fab.

And those is the Management focus. And assembly site is not that much. We still are a little bit behind, or a little bit below, our model. But that will continue and improvement. And so -- and then Chengdu -- Chengdu, at the beginning, could be a headwind, because its capacity will be small, and then you put the equipment. But if – from long term, that will be a plus. So if you look at it, our major focus is actually product mix improvement, including the new product as a percent of revenue, those are our Management focus. And then another operational focus is how to improve the loading for BCD fab.

Suji De Silva - Topeka Capital Markets - Analyst

Okay, great. That's great color, Dr. Lu. And then in terms of the end markets, can you talk about which end markets are driving above average growth? You think even in the first quarter, across digital televisions, computing, smartphones? And is the tablet market stable, or is that continuing to decline? Thanks.

Mark King - Diodes Incorporated - SVP of Sales and Marketing

Yes, I think the first quarter is actually a little hard to make a lot of statements on, because everybody is retrenching a little bit. I think we still -- we maintain some strong, in the automotive area, and industrial. And then everything else is just going along, at the guidance level. So some things are down a little bit more. I think computer is down a little bit more than we would expect another thing. I think maybe the tablets are a little bit down. That's more of a Christmas item. So I think we're seeing some [there]. I think it's really hard to tell exactly how that's going to roll in at this point.

Keh-Shew Lu - Diodes Incorporated - President & CEO

1Q, we really affect is the Chinese New Year. That's why every year, if you -- every time you look at 1Q, that is really more effect, especially -- almost 80% of revenue coming from Asia. That means our customer produced the product in Asia to support worldwide and local market both. And the Chinese New Year applies to almost all the manufacturing segment in the Asia.

And if they shut down one week, then one week out of the quarter, it affects the revenue -- of our growth of our revenue -- quite significantly. That's why we always say, this is [cyclical] or seasonal effect by -- and it actually affects Diodes more than other Company. It's because it was 80% of our revenue coming from the customer in Asia.

Suji De Silva - Topeka Capital Markets - Analyst

That makes sense. Last question for me, for Rick or perhaps Dr. Lu. In terms of the use of cash, if there -- for the desire to reduce the debt? Or can you talk about the acquisition environment? Whether that's changed for your targets and environments in the last three months?

Keh-Shew Lu - Diodes Incorporated - President & CEO

Well actually, if we can find a good M&A target, then obviously, we want to use the money to do that. But if we cannot find it, we just continue, and return the money to the debt. And then whenever we see it, we can always borrow back, because we -- that's the --

Rick White - Diodes Incorporated - CFO

That long-term debt is a revolver, so we can pay it back or borrow it again. It's got like 3 years left, 4 years left on it. So it's not an issue borrowing it and paying it back. We're trying to pay it back as quickly as possible, to reduce our costs. But we can certainly use it again, if Keh-Shew comes up with the right target.

Suji De Silva - Topeka Capital Markets - Analyst

Understood. Thanks, guys.

Operator

The next question comes from Vijay Rakesh from Sterne Agee.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

Hi guys. Dr. Lu, looks like early in Taiwan, so [prices] still awake. (inaudible) Just looking at the gross margin, so I just want to go back to that. What's the headwinds for gross margins in 2015 from BCD? How many bips is that? And I know your long-term target is 35%. When do you see Diodes getting to that -- closer to that long-term gross margin?

Keh-Shew Lu - Diodes Incorporated - President & CEO

I usually want to give to you, long-tern gross margin of this model is 35%. And we'll continue to move, to get to that number. And so it just depends on how long is the long term. But I don't have that much patience to wait for --

Rick White - Diodes Incorporated - CFO

Forever.

Keh-Shew Lu - Diodes Incorporated - President & CEO

Forever, okay. So that's really my focus is try to get to the 35% ASAP. Now if you are talking about 2015, I think we still have [a lot of] work to get there. So I don't think 2015, we can get there. But you know, I already talking about, we will put the planner SBR loading to BCD fab. I predict that ramp is in second half this year. And that will significantly improve the BCD loading. At the same time, I try to look at, is eight inch fab. Because if I can put -- move in some eight inch equipment inside there, and convert some of the BCD six inch capacity into eight inch capacity, then we can bring in some of the eight inch loading outside into the BCD fab.

And those will be in 2016, what I am saying is that it will be impact the loading in 2016. And so I think if we continue doing that, continue the product mix change, and look at how much we improve from 2013 to 2014, then you can expect similar improvements in 2015. And then you can project about when we should be back to our business model. That might be better than me telling you.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

All right. And just looking at, you said Chengdu, [waiting] second half next year. Do you expect, by then, the BCD loading should be fully loaded? So that for the 140, 160 bip drag is completely out of the way? So -- or do you think that will still be there? And then Chengdu fab adds some more on the loading? How do you see that?

Keh-Shew Lu - Diodes Incorporated - President & CEO

No, I think -- I already tell you that BCD -- so BCD won't be fully loaded until after we do all this one until next year. So then Chengdu, we start to ramp. But Chengdu ramp is to help the growth of the Company. Not just BCD, okay? And we try to do it, ramp up Chengdu, and keep our Shanghai AT about where the capacity now. And our future growth will be coming from --majority is coming from Chengdu.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

Got it. And then last question, as you look at your gross margin profile, what are the puts and takes between product mix utilization and BCD? How do you see those three? If you look at the next one, two years, let's say, on a mid- to longer-term basis?

Keh-Shew Lu - Diodes Incorporated - President & CEO

Our long-term growth is 35%, so we are 31.1% now. We are about 4% away from that number. And that, we should get there.

Rick White - Diodes Incorporated - CFO

Sooner or later.

Keh-Shew Lu - Diodes Incorporated - President & CEO

Sooner or later. But our hope is sooner instead of later. And I think we already said, we would improve that on the sfab loading, we will continue to improve the SKE loading, and will ramp up Chengdu. I think all those is all target at the business model of 35%. Just cannot give you the timing, exact timing.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

Got it. Thanks.

Operator

Our next question comes from Tristan Gerra from Robert W. Baird.

Tristan Gerra - Robert W. Baird & Company, Inc. - Analyst

Dr. Lu, as you are in Taiwan currently, how would you characterize the environment? Do you see anything that's out of the ordinary, as we get into the Chinese New Year? Is there any visibility into margin? What type of channel feedback are you getting, in terms of inventory management and demand trend?

Keh-Shew Lu - Diodes Incorporated - President & CEO

Actually, Taiwan exchange rate doesn’t affect and is the really -- the total Asia exchange rates from RMB to Japanese yen to Korean, everybody is going down on the exchange rate. So I don't think --

Rick White - Diodes Incorporated - CFO

I think he's asking more about the market.

Keh-Shew Lu - Diodes Incorporated - President & CEO

I know, that's what I'm going to get into. And that really -- does not really affect that much on the market. And the market in Asia, actually, I think Mark King is already in his statement. That 1Q is actually went down. And then in 2015, I think I already said, if you look at -- the bright spot is in US. So if you look at it, will be Asia producing their production for the US, is the area I see the bright spot. European, so-so, and Asia internal consumption, so-so. So it would be -- that's why I'm hoping -- and I said, it was similar to 2013 changing to 2014. The bright spot is really US or North America consumptions.

Tristan Gerra - Robert W. Baird & Company, Inc. - Analyst

Okay, and then you talked on the call about the Chengdu initial headwind. Any way you could quantify, and also provide some timing, in terms of the headwind? And when it starts actually becoming accretive instead?

Keh-Shew Lu - Diodes Incorporated - President & CEO

That headwind is not really very significant. Because Chengdu assembly you don’t need to put back a wafer fab -- put a lot of capacity. And in wafer fab, you cannot just put the line by line, floor by floor. So in the wafer fab, when you put it, it's big headwind. And it takes awhile to fully load. Fortunately, [assembly] is not that way.

Assembly, you can put it one line by one line, then one floor by one floor. And then, if you fill out the floor, then you go to one building by one building. So you can gradually add that capacity. And so if you do it right, then it should not be a big headwind. I'm just saying, it will affect some. But we are not really putting that in our business model that it would hurt us so much, it's -- we just be careful of expansion. That's what we are doing.

Tristan Gerra - Robert W. Baird & Company, Inc. - Analyst

Okay, thank you very much.

Rick White - Diodes Incorporated - CFO

Plus the ramp-up time is a lot quicker, from an assembly test standpoint, than it is from a wafer fab.

Keh-Shew Lu - Diodes Incorporated - President & CEO

Yes, that's another [goodie] is, the ramp-up time is much shorter, and the development time is even almost zero. Because we just transfer that technology from Shanghai assembly to Chengdu. And they can duplicate, and then qualify, install equipment, qualify, then we can go to production. So it should not be a major effect.

Tristan Gerra - Robert W. Baird & Company, Inc. - Analyst

Okay. Very helpful, thanks a lot.

Keh-Shew Lu - Diodes Incorporated - President & CEO

Thank you.

Operator

The next question comes from Shawn Harrison from Longbow Research.

Shawn Harrison - Longbow Research - Analyst

Hi, I guess good morning, everyone. A few quick questions. The currency impact, sequentially, in terms of dollars, Rick, how much is that, on the first-quarter guidance?

Rick White - Diodes Incorporated - CFO

First-quarter guidance, we assume that the currency is going to remain the same as it was in the fourth quarter.

Shawn Harrison - Longbow Research - Analyst

So the guidance just assumes a continuation of that fourth-quarter headwind?

Rick White - Diodes Incorporated - CFO

Sure, yes.

Shawn Harrison - Longbow Research - Analyst

Okay. Second, I guess with sell-in matching sell-through in the fourth quarter, a bit anomalous from, maybe, what other semiconductors companies saw. Do you expect any divergence between sell-in versus sell-through, here, during the first quarter?

Mark King - Diodes Incorporated - SVP of Sales and Marketing

No, not really. I think we'll be pretty much right in the same areas. I don't think any divergence there.

Shawn Harrison - Longbow Research - Analyst

Got you, and final question. Rick, accounts payable days, it seemed to, I guess, dip a little bit abnormally, at least when looking at my model. Is there anything within that I should take away? Or it was just timing?

Rick White - Diodes Incorporated - CFO

No, I think if you go back and look at the fourth quarter every year, those accounts payable days go down. So it's nothing specific.

Shawn Harrison - Longbow Research - Analyst

Okay. Thanks so much.

Rick White - Diodes Incorporated - CFO

Okay.

Operator

The next question comes from Liwen Zhang from Blaylock.

Liwen Zhang - Blaylock Robert Van, LLC - Analyst

Hi, thank you for taking my question. I only have one. Can you talk about your utilization rates at your assembly and testing facility in Shanghai? Thank you.

Keh-Shew Lu - Diodes Incorporated - President & CEO

The utilization in Shanghai assembly is about 90 --

Rick White - Diodes Incorporated - CFO

97% in the fourth quarter, which is about where it was in the third quarter. So basically, fully loaded. It will never be 100%, but --

Keh-Shew Lu - Diodes Incorporated - President & CEO

It means certain package is already fully loaded. Certain package is not. That's why there's 37%.

Rick White - Diodes Incorporated - CFO

Okay?

Liwen Zhang - Blaylock Robert Van, LLC - Analyst

Yes, thanks, that's all I have.

Keh-Shew Lu - Diodes Incorporated - President & CEO

Okay, thank you.

Operator

I am showing no further questions. I'd like to turn the call back over to Management for closing remarks.

Keh-Shew Lu - Diodes Incorporated - President & CEO

Thank you for your participation today. Operator, you may now disconnect.

Operator

Ladies and gentlemen, that does conclude the conference for today. Again, thank you for your participation. You may all disconnect. Have a good day.